                                                                EXHIBIT 23.4



                                October 31, 1997



Board of Directors
Motor Cargo Industries, Inc.
P.O. Box 2351
North Salt Lake City, UT 84110



Gentlemen:

        I consent to the listing of my name in the Registration Statement of Motor Cargo Industries, Inc. (No. 333-37211 filed with the Securities and Exchange Commission on October 6, 1997) as a future Director of Motor Cargo Industries, Inc. I am willing to become a director of the company effective immediately after the closing of the offering.

                                           Very truly yours,



                                           /s/ James Clayburn LaForce, Jr.
                                           ----------------------------------
                                           James Clayburn LaForce, Jr.